UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 9, 2005

NEOFORMA, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-28715	77-0424252
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification Number)

3061 Zanker Road

San Jose, CA 95134

(Address of principal executive offices, including zip code)

(408) 468-4000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01. ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On January 9, 2005, the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of Neoforma, Inc. (the “Company”) approved certain change of control provisions for the employees of the Company. In the event of a “Change of Control” (as defined below), most employees of the Company will be eligible for the following benefits:

•	if an employee is (i) not offered a position by any potential successor company or (ii) terminated or constructively terminated without Cause (as defined below) within twelve months of the Change in Control, the employee will be entitled to a cash amount equal to two weeks salary for the employee’s first year of service to the Company, and an additional cash amount equal to one week salary for each additional year of service to the Company, payable in a lump sum within 30 calendar days of the termination of employment, less applicable withholdings and deductions;

•	full acceleration of an employee’s unvested options to purchase common stock of the Company and unvested restricted stock in the Company if the employee’s unvested options to purchase common stock of the Company and unvested restricted stock in the Company are not assumed, converted or replaced by a successor company (if any) with substantially equivalent equity instruments;

•	if a successor company assumes, converts or replaces the unvested options to purchase common stock of the Company and unvested restricted stock in the Company with substantially equivalent equity instruments, then an employee’s unvested options to purchase common stock of the Company and unvested restricted stock in the Company will only accelerate if the employee (i) is not offered a job by the successor company or (ii) terminated or constructively terminated without Cause within twelve months of the Change of Control.

The employees of the Company not eligible for the above benefits are certain executives and the four officers (the four “officers” of the Company who are subject to the reporting requirements of Section 16 of the Securities Exchange Act of 1934, as amended (the “Act”) (the “Section 16 Officers)) who were previously granted certain change in control protections and whose benefits, for the executives, are generally similar to the terms outlined in the Form 8-K filed by the Company on December 17, 2004 with regard to the benefits approved for the Company’s Section 16 Officers.

Additionally, the Committee approved a cash payment for all employees of the Company in an amount equal to that employee’s accrued annual bonus, pro rated for the period from January 1 of any year in which a Change of Control occurs, until the consummation of any Change of Control, payable in a lump sum within 30 calendar days of a Change of Control, less applicable withholdings and deductions.

For the purposes of the employee change in control provisions, a “Change of Control” means the occurrence of any of the following events: (i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Act), except for VHA Inc, University HealthSystem Consortium (“UHC”), Novation, LLC or any of their affiliates, becomes the “beneficial owner” (as defined in Rule 13d-3 under the Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company’s then outstanding voting securities who is not already such as of January 13, 2005; or (ii) individually, any of VHA, UHC, Novation or any of their affiliates becomes the beneficial owner of 10% of the securities of the Company not owned by them individually as of January 13, 2005; or (iii) the consummation of the sale or disposition by the Company of all or substantially all the Company’s assets; or (iv) the consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation; or (v) a change in the composition of the Board, as a result of which fewer than a majority of the directors are Incumbent Directors. “Incumbent Directors” shall mean directors who either (A) are directors of the Company as of January 13, 2005, or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of those directors whose election or nomination was not in connection with any transaction described in subsections (i), (ii), (iii) or (iv) above, or in connection with an actual or threatened proxy contest relating to the election of directors to the Company.

For the purposes of the employee change in control provisions, “Cause” generally means (a) fraud, misappropriation, embezzlement or material misconduct by an employee, (b) the failure to materially perform the employee’s duties for the Company when requested to do so by the employee’s supervisor, the Board of Directors or a lawfully designated representative of either, or (c) the employee’s material breach of the employee’s terms of employment or any agreement derived from those terms of employment which remains uncured for a period of five (5) business days after notice from the employee’s supervisor, the Board of Directors or a lawfully designated representative of either.

To receive the cash benefits listed above, an employee must execute a general release of claims against the Company and its affiliates, which includes certain restrictive covenants. The benefits listed above are in lieu of (or offset by) any other severance-related benefits to which an employee may be entitled under other arrangements of the Company. The benefits listed above are generally subject to discontinuation in the event of breach by an employee of the restrictive covenants and other obligations under the release.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

NEOFORMA, INC.

Dated: January 13, 2005	By:	/s/ Andrew L. Guggenhime
Andrew L. Guggenhime
Chief Financial Officer